Exhibit 99.1

FCB Announces Receipt of Regulatory Approvals for Floridian Community Bank Acquisition
WESTON, Fla.-- (BUSINESS WIRE) -- Today, February 5, 2018, FCB Financial Holdings, Inc. (“FCB”) (FCB), the parent company for Florida Community Bank, N.A., announced it has received approval from both the Federal Reserve Bank of Atlanta and the Office of the Comptroller of the Currency of its applications for the previously announced acquisition of Floridian Community Holdings, Inc. (“Floridian Community”).
“We are extremely pleased to have received regulatory approvals in less than three months, and believe this reflects the quality of our team’s integration approach and the Bank’s focus on safety and soundness. The acquisition of Floridian Community will strengthen our current franchise and accelerate our retail network expansion in the key Palm Beach market,” said Kent Ellert, President and Chief Executive Officer of FCB. “We look forward to welcoming the Floridian team to the FCB family as we continue to build Florida’s leading independent bank.”
Subject to the terms of the merger agreement, Floridian Community shareholders will receive 0.4584x shares of FCB Class A common stock for each outstanding share of Floridian Community common stock, and a total of 1.75 million shares in the aggregate.
The acquisition is expected to close in March 2018, subject to the receipt of Floridian Community shareholder approval and the satisfaction of other closing conditions. The Floridian Community shareholder meeting will be held on February 20th at Floridian Community’s Delray Beach branch office in Delray Beach, Florida.
About FCB Financial Holdings, Inc.
FCB Financial Holdings, Inc. is the parent company of Florida Community Bank, N.A., the largest community banking company and the second largest Florida-based independent bank and is among the most highly capitalized banks in the state. Awarded a five-star rating from Bauer Financial™, FCB assets are more than $10 billion, with capital ratios that exceed regulatory standards. Since its founding in 2010, FCB has been steadfast in its commitment to delivering personalized service, innovation, and products and services equal to those offered by the national banks. Similarly, FCB recognizes the importance of community, fostering a corporate culture that promotes employee volunteerism at all levels, while supporting community-based programs and partnerships that help promote greater financial independence and improved quality of life for families. FCB serves individuals, businesses and communities across the state with 46 full-service banking centers from east to west, and from Daytona Beach to Miami-Dade. For more information, visit FloridaCommunityBank.com. Equal Housing Lender, Member FDIC.
Forward-Looking Statements
This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives or assumptions of future events or performance are not historical facts and may be forward-looking. These statements include, but are not limited to, the expected completion date, financial benefits and other effects of the proposed merger of FCB and Floridian Community. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual strategies, actions or results to differ materially from those expressed in them, and are not guarantees of timing, future results or other events or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions or results, based on management’s current expectations, assumptions and estimates on the date hereof, and there can be no assurance that actual strategies, actions or results will not differ materially from expectations, readers are cautioned not to place undue reliance on such statements. Factors that may cause such a difference include, but are not limited to, the reaction to the transaction of the companies’ customers, employees and counterparties; customer disintermediation; inflation; expected synergies, cost savings and other financial benefits of the proposed transaction might not be realized within the expected timeframes or might be less than projected; the requisite shareholder and regulatory approvals for the proposed transaction might not be obtained; credit and interest rate risks associated with FCB’s and Floridian Community’s respective businesses, customers, borrowings, repayment, investment, and deposit practices; general economic conditions, either nationally or in the market areas in which FCB and Floridian Community operate or anticipate doing business, are less favorable than expected; new regulatory or legal requirements or obligations; and other risks. Certain risks and important factors that could affect FCB’s future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2016 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and FCB undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

Important Additional Information
This communication is being made in respect of the proposed merger transaction involving FCB and Floridian Community. FCB has filed a registration statement on Form S-4 (File no. 333-222280) with the SEC, which includes a proxy statement of Floridian Community and a prospectus of FCB, that Floridian Community has sent to its shareholders, and FCB will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of Floridian Community are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they contain important information about the proposed transaction. The documents filed by FCB with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by FCB may be obtained free of charge at its website at http://www.investors.floridacommunitybank.com. Alternatively, these documents, when available, can be obtained free of charge from FCB upon written request to FCB Financial Holdings, Inc., Attn: Investor Relations, 2500 Weston Road, Suite 300, Weston, Florida 33331, or by calling (954) 984-3313.
Information regarding the interests of certain of Floridian’s directors and executive officers and a description of their direct and indirect interests, by security holdings or otherwise, is included in the registration statement on Form S-4 regarding the proposed transaction when it becomes available. Additional information about Floridian and its directors and officers may be found by accessing Floridian’s website at www.floridiancommunitybank.com under the tab “About Us.”
Contact:
FCB Financial Holdings, Inc.
Matthew Paluch, 305-668-5420
SVP, Investor Relations
ir@fcb1923.com